Exhibit 99.1

Systemax’s Global Industrial Business Completes Acquisition of North
American Business-to-Business MRO Supplier

PORT WASHINGTON, NY, January 30, 2015 — Systemax Inc. (NYSE: SYX) today announced that its Industrial Products Group (www.globalindustrial.com) has completed its previously announced acquisition of the Plant Equipment Group (“PEG”), a business-to-business direct marketer of maintenance, repair and operations (“MRO”) products, from TAKKT America for $25.9 million in cash, subject to certain post-closing working capital adjustments.

“The addition of PEG significantly enhances the footprint of our Industrial Products business and allows us to strengthen the service we provide customers,” said Bob Dooley, President of Global Industrial. “I would like to welcome our new PEG employees to the Systemax family and look forward to our continued growth and success.”

PEG serves business customers within the North American MRO market through its portfolio of well-established selling brands, including its flagship U.S. brand C&H Distributors (www.chdist.com, based in the U.S.); as well as Products For Industry (www.productsforindustry.com, based in the U.S.); IndustrialSupplies.com (based in the U.S.); Avenue Supply (www.avenuesupply.ca - based in Canada); and C&H Productos (www.chproductos.com, based in Mexico).

About Global Industrial
Global Equipment Company (d/b/a Global Industrial) (www.globalindustrial.com) is a subsidiary of Systemax Inc. Global Industrial carries over 1,000,000 industrial, material handling and business products for Fortune 1000 companies, small businesses, institutions and government agencies.

About Systemax Inc.
Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells industrial and technology products through a system of branded e-Commerce websites, relationship marketers and retail stores in North America and Europe. The primary brands are Global Industrial, MISCO, Inmac Wstore and TigerDirect.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume and margins, (b) fluctuations in economic conditions and exchange rates, including factors impacting our substantial international operations, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) timely implementation of our shared services center in Hungary and transition of support operations without disruption to our existing business, and realization of the anticipated  cost savings (f) the ability to maintain satisfactory loan agreements with lenders, (g) risks associated with the delivery of merchandise to customers utilizing common carriers, (h) the operation of the Company’s management information systems and risks associated with e-commerce, and (i) unanticipated legal and administrative proceedings, (j) changes in sales tax laws affecting e-commerce retailers and (k) risks associated with the integration of acquired businesses, including our acquisition of PEG.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed discussion of risk factors affecting our business and an explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Mike Smargiassi / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com / nancy@braincomm.com

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